Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES THIRD QUARTER

FINANCIAL RESULTS AND 15% INCREASE

TO QUARTERLY DIVIDEND

TOMS RIVER, NEW JERSEY, October 26, 2016…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share were $0.35 for the three months ended September 30, 2016, as compared to $0.28 for the corresponding prior year quarter. For the nine months ended September 30, 2016, diluted earnings per share were $0.77, as compared to $0.90 for the corresponding prior year period.

Merger related charges and deleveraging expenses adversely impacted quarterly operating results by $0.05 and year to date operating results by $0.34 after tax. On May 2, 2016, the Company completed its acquisition of Cape Bancorp, Inc. (“Cape”), which added $1.5 billion in total assets, including $1.2 billion in loans, and $1.2 billion in deposits. The results of operations for the three and nine months ended September 30, 2016 include merger related expenses of $1.3 million and $9.9 million, respectively. In connection with the acquisition, during the second quarter of 2016 the Bank deleveraged the combined balance sheet through the sale of lower-yielding investment securities and the prepayment of existing term borrowings in

OceanFirst Financial Corp. ● 975 Hooper Avenue ● Toms River, NJ 08753 ● 1.888.623.2633 ● oceanfirst.com ● NASDAQ: OCFC order to improve the net interest margin, reduce interest rate sensitivity, and increase regulatory capital ratios. The implementation of this strategy resulted in an expense of $136,000 relating to the prepayment of Federal Home Loan Bank (“FHLB”) borrowings and a loss of $12,000 on the sale of investment securities available-for-sale. Excluding the after-tax impact of merger related expenses and deleveraging costs, core earnings for the three and nine months ended September 30, 2016 were $10.3 million, or $0.40 per diluted share, and $24.4 million, or $1.11 per diluted share, respectively. (Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.)

Highlights for the quarter are described below.

•	Core earnings (as defined above) per share increased 25% for the three months ended September 30, 2016, as compared to the three months ended September 30, 2015, supporting a $0.02 increase in the quarterly dividend, to $0.15 per share.

•	Deposits increased $118.4 million for the quarter, an annualized growth rate of 14.8%, resulting in a loan to deposit ratio at September 30, 2016 of 91.1% and an average cost of deposits for the quarter ended September 30, 2016 of just 0.25%.

•	Cape’s core systems were fully integrated on October 15, 2016, providing for the realization of additional cost savings entering the first quarter of 2017.

•	Risk management activities related to recent acquisitions included selling 63 residential loans with a carrying value of $4.4 million and 72 SBA loans with a carrying value of $8.4 million, which represented the entire SBA portfolio. One additional pool of commercial loans was designated as held for sale with a targeted closing in the fourth quarter.

On July 13, 2016, the Company announced it had entered into a definitive agreement and plan of merger pursuant to which Ocean Shore Holding Company (“Ocean Shore”), the holding company and parent of Ocean City Home Bank, will merge with and into the Company in a transaction valued at approximately $145.6 million. Ocean City Home Bank is one of southern New Jersey’s oldest and largest community banks with approximately $1.0 billion in total assets, $807 million in total deposits and $791 million in net loans at June 30, 2016. Pending regulatory and shareholder approvals, the Company expects to close the transaction by the first quarter of 2017 and anticipates full integration of Ocean City Home Bank’s operations and systems in May 2017.

Chief Executive Officer and President Christopher D. Maher commented, “Our year over year growth in core earnings per share of 25%, augmented by the ongoing benefits of the Cape acquisition, was a key driver for the Board of Directors to increase the per share cash dividend by 15%. We achieved this earnings growth while also reducing our risk profile through the sale of high risk loans.” Mr. Maher added, “Our strong core deposit growth, low average deposit cost and conservative loan to deposit ratio support the exceptional value of our deposit franchise and provides a platform to fund future loan growth.”

The Company also announced that the Board of Directors declared its seventy-ninth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended September 30, 2016 of $0.15 per share will be paid on November 18, 2016 to stockholders of record on November 7, 2016.

Results of Operations

On July 31, 2015, the Company completed its acquisition of Colonial American Bank (“Colonial American”), which added $142.4 million to assets, $121.2 million to loans, and

$123.3 million to deposits. Colonial American’s results of operations are included in the consolidated results for the three and nine months ended September 30, 2016, but for 2015 Colonial American is only included in the results of operations for the period from August 1, 2015 through September 30, 2015.

On May 2, 2016, the Company completed its acquisition of Cape and its results of operations from May 2, 2016 through September 30, 2016 are included in the consolidated results for the three and nine months ended September 30, 2016, but are excluded from the results of operations for the corresponding prior year periods.

Net income for the three months ended September 30, 2016, was $9.1 million, or $0.35 per diluted share, as compared to net income of $4.7 million, or $0.28 per diluted share, for the corresponding prior year period. Net income for the nine months ended September 30, 2016, was $17.0 million, or $0.77 per diluted share, as compared to net income of $15.1 million, or $0.90 per diluted share for the corresponding prior year period. Net income for the three and nine months ended September 30, 2016 includes merger related expenses of $1.3 million and $9.9 million, respectively, as compared to merger related expenses of $1.0 million and $1.3 million, respectively, for the same prior year periods. Additionally, net income for the nine months ended September 30, 2016, includes a FHLB prepayment fee of $136,000, and a loss on the sale of investment securities available-for-sale of $12,000. Excluding these items, diluted earnings per share increased over the prior year periods due to higher net interest income and other income partially offset by higher operating expenses and provision for loan losses.

Excluding merger related expenses, the FHLB prepayment fee and loss on sale of investment securities, diluted earnings per share increased $0.02 from the prior linked quarter primarily due to the favorable impact of the Cape acquisition.

Net interest income for the three and nine months ended September 30, 2016, increased to $33.9 million and $84.5 million, respectively, as compared to $19.6 million and $56.1 million for the same prior year periods, reflecting an increase in interest-earning assets and a higher net interest margin. Average interest-earning assets increased $1,388.3 million and $909.8 million, respectively, for the three and nine month ended September 30, 2016, as compared to the same prior year periods. The averages for the three and nine months ended September 30, 2016, were favorably impacted by $1,233.7 million and $776.7 million, respectively, as a result of the interest-earning assets acquired from Cape and Colonial American (“Acquisition Transactions”). Average loans receivable, net, increased $1,210.2 million and $833.9 million, respectively, for the three and nine months ended September 30, 2016, as compared to the same prior year periods. The increases attributable to the Acquisition Transactions were $1,198.7 million and $723.9 million for the three and nine months ended September 30, 2016, respectively. The net interest margin increased to 3.56% and 3.51%, respectively, for the three and nine months ended September 30, 2016, as compared to 3.24% and 3.25%, respectively for the three and nine months ended September 30, 2015. The yield on average interest-earning assets increased to 3.92% and 3.88%, respectively, for the three and nine months ended September 30, 2016, as compared to 3.63% for both the same prior year periods. The yields on average interest-earning assets for the three and nine months ended September 30, 2016 benefited from the accretion of purchase accounting adjustments on the Acquisition Transactions of $1.6 million and $3.1 million, respectively; the higher-yielding interest-earning assets acquired from Cape; and the change in the average balance sheet mix in favor of higher-yielding loans receivable at the expense of lower-yielding securities. For the three and nine months ended September 30, 2016, the cost of average interest-bearing liabilities decreased to 0.43% and 0.46%, respectively, from

0.50% and 0.47%, respectively, in the prior year periods benefitting from the change in mix in favor of lower-cost deposits at the expense of higher-cost borrowings. The total cost of deposits (including non-interest bearing deposits) was 0.25% for both the three and nine months ended September 30, 2016, as compared to 0.24% and 0.23% for the corresponding prior year periods.

Net interest income for the three months ended September 30, 2016 increased $3.9 million, as compared to the prior linked quarter, as average interest-earning assets increased $403.0 million, of which $261.9 million related to Cape. The net interest margin decreased to 3.56%, for the three months ended September 30, 2016, from 3.57% for the prior linked quarter. The yield on average interest-earning assets decreased to 3.92% for the three months ended September 30, 2016, from 3.94% for the prior linked quarter, while the cost of average interest-bearing liabilities decreased to 0.43% for the three months ended September 30, 2016, as compared to 0.47% for the prior linked quarter.

For the three and nine months ended September 30, 2016, the provision for loan losses was $888,000 and $2.1 million, respectively, as compared to $300,000 and $975,000, respectively, for the corresponding prior year periods. Net charge-offs were $1.9 million and $3.2 million, respectively, for the three and nine months ended September 30, 2016, as compared to net charge-offs of $196,000 and $654,000, respectively, in the corresponding prior year periods. The increase in net charge-offs for the three and nine months ended September 30, 2016, was primarily due to third quarter charge-offs of $1.6 million on loans sold or held for sale at September 30, 2016, and to a lesser extent, first quarter charge-offs of $886,000 on two non-performing commercial loans. Of the $1.6 million in third quarter charge-offs, $1.1 million was related to a pool of 58 higher risk commercial loans designated as held for sale at September 30, 2016, with an unpaid principal balance of $22.7 million. This pool of loans is expected to be sold in the fourth quarter. Non-performing loans totaled $16.5 million at September 30, 2016, as compared to $15.3 million at June 30, 2016, and $24.4 million at September 30, 2015. The non-performing loan amount at September 30, 2016 includes $3.2 million of loans held for sale which have been marked down to fair value.

For the three and nine months ended September 30, 2016, other income increased to $5.9 million and $14.2 million, respectively, as compared to $4.2 million and $12.3 million, respectively, in the same prior year periods. The increases from the prior periods were primarily due to the impact of the Cape acquisition which added $1.3 million and $2.2 million to total other income for the three and nine months ended September 30, 2016, respectively, as compared to the same prior year periods. Excluding Cape, other income increased $452,000 for the three months ended September 30, 2016, and decreased $396,000 for the nine months ended September 30, 2016, as compared to the same prior year periods. For the three and nine months ended September 30, 2016, other income included a gain of $125,000 and a loss of $292,000, respectively, attributable to the operations of a hotel, golf and banquet facility acquired as Other Real Estate Owned (“OREO”) in the fourth quarter of 2015. The Bank is currently engaged in a sales process with qualified buyers for this property.

For the quarter ended September 30, 2016, other income, excluding the impact from Cape, increased $672,000, as compared to the prior linked quarter. The increase was primarily related to an improvement in OREO operations of $338,000 and an increase of $177,000 in net gains on sales of loans.

Operating expenses increased to $25.0 million and $70.4 million, respectively, for the three and nine months ended September 30, 2016, as compared to $16.1 million and $44.3 million, respectively, in the same prior year periods. Operating expenses for the three and nine months ended September 30, 2016 include $1.3 million and $9.9 million, respectively, in merger related expenses, as compared to merger related expenses of $1.0 million and $1.3 million, respectively, in the prior year periods. Excluding merger related expenses, the increases in operating expenses over the prior year were primarily due to the operations of Cape and Colonial American, which added $7.9 million and $13.7 million for the quarter and year-to-date, respectively; the investment in commercial lending which added expenses of $21,000 and $822,000 for the quarter and year-to-date, respectively; the addition of new branches which added expenses of $269,000 and $991,000 for the quarter and year-to-date, respectively; and the FHLB prepayment fee of $136,000.

For the three months ended September 30, 2016, operating expenses, excluding merger related expenses, increased $2.3 million, as compared to the prior linked quarter. The increase was primarily related to the additional expense from the operations of Cape of $2.2 million.

The provision for income taxes was $4.8 million and $9.2 million, respectively, for the three and nine months ended September 30, 2016, as compared to $2.6 million and $8.1 million, respectively, for the same prior year periods. The effective tax rate was 34.4% and 35.0%, respectively, for the three and nine months ended September 30, 2016 as compared to 35.5% and 34.9%, respectively, for the same prior year periods and 34.5% in the prior linked quarter. The variances in the effective tax rate were primarily due to the timing of non-deductible merger related expenses.

Financial Condition

Total assets increased by $1.558 billion to $4.151 billion at September 30, 2016, from $2.593 billion at December 31, 2015, primarily as a result of the acquisition of Cape. Cash, due from banks and interest-bearing deposits increased by $267.6 million, to $311.6 million at

September 30, 2016, from $43.9 million at December 31, 2015. The increase was primarily due to third quarter cash flows relating to deposit growth, the issuance of subordinated notes and the reduction in loans receivable. Loans receivable, net, increased by $1.058 billion, to $3.029 billion at September 30, 2016, from $1.971 billion at December 31, 2015. Excluding the Cape acquisition, loans receivable, net, decreased $99.8 million, partly due to the sale and pending sale, of $30.7 million in higher risk loans. As part of the acquisitions of Cape and Colonial American, and the purchase of an existing retail branch in the Toms River market in the first quarter of 2016, at September 30, 2016, the Company had outstanding goodwill of $66.5 million and core deposit intangibles of $3.7 million.

Deposits increased by $1.408 billion, to $3.325 billion at September 30, 2016, from $1.917 billion at December 31, 2015, including deposits of $1.248 billion acquired from Cape and $17.0 million acquired through the purchase of an existing retail branch located in the Toms River market. Excluding the Cape acquisition, deposits increased $159.6 million, while core deposits (all deposits excluding time deposits) increased $178.4 million. The loan-to-deposit ratio at September 30, 2016 was 91.1%, as compared to 102.8% at December 31, 2015. The deposit growth funded a decrease in FHLB advances of $73.2 million at September 30, 2016, to $251.1 million at September 30, 2016, from $324.4 million at December 31, 2015. The increase in other borrowings relates to the September 2016 issuance of $35.0 million in subordinated notes at an initial rate of 5.125% and a stated maturity of September 30, 2026.

Stockholders’ equity increased to $417.2 million at September 30, 2016, as compared to $238.4 million at December 31, 2015. The acquisition of Cape added $165.9 million to stockholder’s equity. At September 30, 2016, there were 244,804 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share decreased to $13.42 at September 30, 2016, as compared to $13.67 at December 31, 2015, due to the addition of intangible assets in the Cape acquisition.

Asset Quality

The Company’s non-performing loans decreased to $16.5 million at September 30, 2016, as compared to $18.3 million at December 31, 2015 and $24.4 million at September 30, 2015. Non-performing loans do not include $5.8 million of purchased credit-impaired (“PCI”) loans acquired from Cape and Colonial American. The Company’s OREO totaled $9.1 million at September 30, 2016, as compared to $8.8 million at December 31, 2015. The amount includes $7.0 million relating to the hotel, golf and banquet facility located in New Jersey which the Company acquired in the fourth quarter of 2015. At September 30, 2016, the Company’s allowance for loan losses was 0.51% of total loans, a decrease from 0.84% at December 31, 2015. These ratios exclude existing fair value credit marks of $17.1 million at September 30, 2016 on the Cape and Colonial American loans and $2.2 million at December 31, 2015 on the Colonial American loans. These loans were acquired at fair value with no related allowance for loan losses. The allowance for loan losses as a percent of total non-performing loans was 94.61% at September 30, 2016 as compared to 91.51% at December 31, 2015.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding merger related expenses, loss on sale of investment securities available for sale and FHLB prepayment fee, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.

Conference Call

As previously announced, the Company will host an earnings conference call on Thursday, October 27, 2016 at 9:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10093578 from one hour after the end of the call until January 27, 2017. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $4.2 billion in total assets, $3.1 billion in total loans, $3.3 billion in deposits and 50 branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
	(unaudited)	(unaudited)		(unaudited)
ASSETS

Cash, due from banks and interest-bearing deposits	$311,583	$66,222	$43,946	$50,576
Securities available-for-sale, at estimated fair value	2,497	12,509	29,902	30,108
Securities held-to-maturity, net (estimated fair value of $478,727 at September 30, 2016, $520,971 at June 30, 2016, $397,763 at December 31, 2015, and $400,852 at at September 30, 2015)	470,642	513,721	394,813	392,932
Federal Home Loan Bank of New York stock, at cost	18,289	21,128	19,978	15,970
Loans receivable, net	3,028,696	3,130,046	1,970,703	1,938,972
Loans held for sale	21,679	5,310	2,697	2,306
Interest and dividends receivable	9,396	10,143	5,860	5,978
Other real estate owned	9,107	9,791	8,827	3,262
Premises and equipment, net	51,243	49,392	28,419	28,721
Servicing asset	259	664	589	639
Bank Owned Life Insurance	106,433	105,929	57,549	57,206
Deferred tax asset	39,391	37,052	16,807	18,298
Other assets	11,543	14,581	10,900	10,816
Core deposit intangible	3,722	3,903	256	269
Goodwill	66,537	67,102	1,822	1,845

Total assets	$4,151,017	$4,047,493	$2,593,068	$2,557,898

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,324,681	$3,206,262	$1,916,678	$1,967,771
Securities sold under agreements to repurchase with retail customers	69,078	67,673	75,872	77,993
Federal Home Loan Bank advances	251,146	312,603	324,385	233,006
Other borrowings	56,399	22,500	22,500	27,500
Advances by borrowers for taxes and insurance	8,287	9,828	7,121	7,808
Other liabilities	24,182	19,369	8,066	9,132

Total liabilities	3,733,773	3,638,235	2,354,622	2,323,210

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 25,850,956, 25,748,898, 17,286,557 and 17,276,677, shares outstanding at September 30, 2016, June 30, 2016, December 31, 2015, and September 30, 2015, respectively	336	336	336	336
Additional paid-in capital	308,979	308,460	269,757	269,332
Retained earnings	236,472	230,895	229,140	226,115
Accumulated other comprehensive loss	(5,611)	(5,798)	(6,241)	(6,326)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(2,832)	(2,903)	(3,045)	(3,116)
Treasury stock, 7,715,816, 7,817,874, 16,280,215, and 16,290,095 shares at September 30, 2016, June 30, 2016, December 31, 2015, and September 30, 2015, respectively	(120,100)	(121,732)	(251,501)	(251,653)
Common stock acquired by Deferred Compensation Plan	(310)	(305)	(314)	(311)
Deferred Compensation Plan Liability	310	305	314	311

Total stockholders’ equity	417,244	409,258	238,446	234,688

Total liabilities and stockholders’ equity	$4,151,017	$4,047,493	$2,593,068	$2,557,898

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
	(unaudited)			(unaudited)
Interest income:
Loans	$34,607	$30,521	$19,976	$86,163	$56,553
Mortgage-backed securities	1,700	1,708	1,460	4,823	4,602
Investment securities and other	1,000	912	534	2,535	1,560

Total interest income	37,307	33,141	21,970	93,521	62,715

Interest expense:
Deposits	2,083	1,771	1,162	5,125	3,084
Borrowed funds	1,289	1,356	1,233	3,888	3,490

Total interest expense	3,372	3,127	2,395	9,013	6,574

Net interest income	33,935	30,014	19,575	84,508	56,141

Provision for loan losses	888	662	300	2,113	975

Net interest income after provision for loan losses	33,047	29,352	19,275	82,395	55,166

Other income:
Bankcard services revenue	1,347	1,211	929	3,409	2,611
Wealth management revenue	608	621	501	1,779	1,657
Fees and service charges	2,916	2,502	2,091	7,235	6,042
Loan servicing income	26	95	75	177	186
Net loss on sale of investment securities available for sale	—	(12)	—	(12)	—
Net gain on sale of loan servicing	—	—	—	—	111
Net gain on sales of loans available for sale	347	170	260	696	637
Net loss from other real estate operations	(63)	(313)	(59)	(782)	(111)
Income from Bank Owned Life Insurance	659	542	348	1,520	1,158
Other	56	67	7	133	18

Total other income	5,896	4,883	4,152	14,155	12,309

Operating expenses:
Compensation and employee benefits	13,558	11,432	8,269	33,456	23,508
Occupancy	2,315	2,011	1,508	5,952	4,204
Equipment	1,452	1,184	951	3,605	2,562
Marketing	479	543	398	1,273	1,087
Federal deposit insurance	743	723	541	1,995	1,545
Data processing	2,140	1,881	1,193	5,286	3,382
Check card processing	623	505	490	1,548	1,388
Professional fees	681	700	390	1,879	1,324
Other operating expense	1,543	2,217	1,369	5,036	4,005
Federal Home Loan Bank prepayment fee	—	136	—	136	—
Amortization of core deposit intangible	181	125	8	319	8
Merger related expense	1,311	7,189	1,030	9,902	1,264

Total operating expenses	25,026	28,646	16,147	70,387	44,277

Income before provision for income taxes	13,917	5,589	7,280	26,163	23,198
Provision for income taxes	4,789	1,928	2,582	9,169	8,105

Net income	$9,128	$3,661	$4,698	$16,994	$15,093

Basic earnings per share	$0.36	$0.16	$0.28	$0.79	$0.91

Diluted earnings per share	$0.35	$0.16	$0.28	$0.77	$0.90

Average basic shares outstanding	25,435	22,478	16,733	21,624	16,522

Average diluted shares outstanding	25,889	22,880	16,953	21,990	16,746

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(dollars in thousands)

LOANS RECEIVABLE		At
		September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Commercial:
Commercial and industrial		$185,633	$222,355	$141,364	$144,788	$129,379
Commercial real estate – owner-occupied		493,157	523,662	308,666	307,509	317,438
Commercial real estate – investor		1,014,699	1,011,354	536,754	510,936	486,625

Total commercial		1,693,489	1,757,371	986,784	963,233	933,442

Consumer:
Residential mortgage		1,061,752	1,090,781	792,753	791,249	787,211
Residential construction		46,813	48,266	54,259	50,757	51,580
Home equity loans and lines		251,421	258,398	190,621	192,368	193,587
Other consumer		1,273	1,586	570	792	719

Total consumer		1,361,259	1,399,031	1,038,203	1,035,166	1,033,097

Total loans		3,054,748	3,156,402	2,024,987	1,998,399	1,966,539

Loans in process		(13,842)	(13,119)	(15,033)	(14,206)	(14,145)
Deferred origination costs, net		3,407	3,441	3,253	3,232	3,216
Allowance for loan losses		(15,617)	(16,678)	(16,214)	(16,722)	(16,638)

Loans receivable, net		$3,028,696	$3,130,046	$1,996,993	$1,970,703	$1,938,972

Mortgage loans serviced for others		$143,657	$145,903	$152,653	$158,244	$164,488

	At September 30, 2016 Average Yield
Loan pipeline (1):
Commercial	4.19%	$64,976	$48,897	$57,571	$53,785	$71,944
Residential mortgage and construction	3.75	39,252	30,520	28,528	31,860	39,894
Home equity loans and lines	4.51	5,099	5,594	8,082	5,481	8,859

Total	4.04	$109,327	$85,011	$94,181	$91,126	$120,697

	For the Three Months Ended,
	September 30, 2016			June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	Average Yield
Loan originations:
Commercial	3.97%	$63,310		$59,543	$58,005	$72,534	$70,378
Residential mortgage and and construction	3.65	41,170		40,295	34,361	43,616	35,994
Home equity loans and lines	4.30	11,007		10,067	10,915	10,431	13,841

Total	3.89	$115,487		$109,905	$103,281	$126,581	$120,213

Loans sold		$17,787	(2)	$10,303	$8,901	$9,784	$11,063

(1)	Loan pipeline includes pending loan applications and loans approved but not funded
(2)	Excludes the sale of credit-impaired loans of $12.8 million

DEPOSITS	At
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Type of Account
Non-interest-bearing	$512,957	$554,709	$351,743	$337,143	$362,079
Interest-bearing checking	1,451,083	1,310,290	860,468	859,927	883,940
Money market deposit	400,054	366,942	163,885	153,196	151,657
Savings	489,173	489,132	327,845	310,989	310,009
Time deposits	471,414	485,189	267,420	255,423	260,086

	$3,324,681	$3,206,262	$1,971,361	$1,916,678	$1,967,771

OceanFirst Financial Corp.

ASSET QUALITY

(dollars in thousands)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
ASSET QUALITY
Non-performing loans:
Commercial and industrial	$1,152	$964	$909	$123	$115
Commercial real estate – owner-occupied	5,213	4,363	4,354	7,684	15,666
Commercial real estate – investor	1,675	1,675	940	3,112	1,391
Residential mortgage	7,017	7,102	8,788	5,779	5,481
Home equity loans and lines	1,450	1,226	1,202	1,574	1,738
Other consumer	—	—	—	2	3

Total non-performing loans	16,507	15,330	16,193	18,274	24,394
Other real estate owned	9,107	9,791	9,029	8,827	3,262

Total non-performing assets	$25,614	$25,121	$25,222	$27,101	$27,656

Purchased credit-impaired (“PCI”) loans	$5,836	$9,673	$376	$461	$1,019

Delinquent loans 30 to 89 days	$8,553	$15,643	$6,996	$9,087	$8,025

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$3,520	$2,990	$4,775	$4,918	$3,819
Performing	26,396	28,173	26,689	26,344	26,935

Total troubled debt restructurings	$29,916	$31,163	$31,464	$31,262	$30,754

Allowance for loan losses	$15,617	$16,678	$16,214	$16,722	$16,638

Allowance for loan losses as a percent of total loans receivable (1)	0.51%	0.53%	0.80%	0.84%	0.85%
Allowance for loan losses as a percent of total non-performing loans	94.61	108.79	100.13	91.51	68.21
Non-performing loans as a percent of total loans receivable	0.54	0.48	0.80	0.91	1.24
Non-performing assets as a percent of total assets	0.62	0.62	0.97	1.05	1.08

(1)	The loans acquired from Cape and Colonial American were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for loan losses, was $17,051, $27,281, $2,013, $2,202 and $3,046 at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

NET CHARGE-OFFS

	For the three months ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net Charge-offs:
Loan charge-offs	$(2,116)	$(223)	$(1,172)	$(236)	$(210)
Recoveries on loans	167	25	101	19	14

Net loan charge-offs	$(1,949)	$(198)	$(1,071)	$(217)	$(196)

Net loan charge-offs to average total loans (annualized)	0.25%	0.03%	0.21%	0.04%	0.04%

Net charge-off detail - (loss) recovery:
Commercial	$(1,707)	$(84)	$(1,073)	$12	$(47)
Residential mortgage and construction	(161)	(69)	(24)	(117)	(51)
Home equity loans and lines	(83)	(45)	28	(109)	(98)
Other consumer	2	—	(2)	(3)	—

Net loans charged-off	$(1,949)	$(198)	$(1,071)	$(217)	$(196)

Note:	Included in net loan charge-offs for the three months ended September 30, 2016 is $1,627 relating to credit-impaired loans sold or held-for-sale.

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	SEPTEMBER 30, 2016			JUNE 30, 2016			SEPTEMBER 30, 2015
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$168,045	$139	0.33%	$40,567	$41	0.41%	$55,047	$17	0.12%
Securities (1) and FHLB stock	533,809	2,561	1.91	571,463	2,579	1.82	468,707	1,977	1.67
Loans receivable, net (2):
Commercial	1,723,520	20,970	4.84	1,471,159	17,783	4.86	885,769	9,980	4.47
Residential	1,118,435	10,874	3.87	1,076,557	10,225	3.82	810,103	7,939	3.89
Home equity	255,919	2,745	4.27	236,937	2,498	4.24	193,483	2,050	4.20
Other	1,163	18	6.16	1,011	15	5.97	513	7	5.41
Allowance for loan loss net of deferred loan fees	(13,346)	—	—	(13,146)	—	—	(14,410)	—	—

Loans receivable, net	3,085,691	34,607	4.46	2,772,518	30,521	4.43	1,875,458	19,976	4.23

Total interest-earning assets Total interest- earning assets	3,787,545	37,307	3.92	3,384,548	33,141	3.94	2,399,212	21,970	3.63

Non-interest-earning assets	316,290			262,554			122,269

Total assets	$4,103,835			$3,647,102			$2,521,481

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing checking	$1,425,350	583	0.16	$1,166,298	503	0.17	$870,115	291	0.13
Money market	386,490	295	0.30	298,530	180	0.24	142,063	65	0.18
Savings	488,749	49	0.04	434,438	41	0.04	306,928	27	0.03
Time deposits	477,496	1,156	0.96	417,301	1,047	1.01	244,325	779	1.26

Total	2,778,085	2,083	0.30	2,316,567	1,771	0.31	1,563,431	1,162	0.29
Securities sold under agreements to repurchase	68,540	24	0.14	76,907	26	0.14	78,516	30	0.15
FHLB advances	264,213	1,067	1.61	287,171	1,201	1.68	249,623	998	1.59
Other borrowings	26,207	198	3.01	22,500	129	2.31	27,500	205	2.96

Total interest-bearing liabilities	3,137,045	3,372	0.43	2,703,145	3,127	0.47	1,919,070	2,395	0.50

Non-interest-bearing deposits	521,088			529,230			354,411
Non-interest-bearing liabilities	31,536			26,033			13,827

Total liabilities	3,689,669			3,258,408			2,287,308
Stockholders’ equity	414,166			388,694			234,173

Total liabilities and stockholders’ equity	$4,103,835			$3,647,102			$2,521,481

Net interest income		$33,935			$30,014			$19,575

Net interest rate spread (3)			3.49%			3.47%			3.13%

Net interest margin (4)			3.56%			3.57%			3.24%

Total cost of deposits (including non-interest-bearing deposits)			0.25%			0.25%			0.24%

(1)	Amounts are recorded at average amortized cost
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

	FOR THE NINE MONTHS ENDED,
	SEPTEMBER 30, 2016			SEPTEMBER 30, 2015
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$86,007	$209	0.32%	$37,409	$29	0.10%
Securities (1) and FHLB stock	517,051	7,149	1.85	489,671	6,133	1.67
Loans receivable, net (2):
Commercial	1,390,196	49,750	4.78	805,961	27,034	4.50
Residential	1,009,012	29,139	3.86	793,512	23,469	3.95
Home equity	228,172	7,233	4.23	194,743	6,027	4.14
Other	893	41	6.13	461	23	6.67
Allowance for loan loss net of deferred loan fees	(13,379)	—	—	(13,654)	—	—

Loans receivable, net	2,614,894	86,163	4.40	1,781,023	56,553	4.25

Total interest-earning assets	3,217,952	93,521	3.88	2,308,103	62,715	3.63

Non-interest-earning assets	236,399			115,577

Total assets	$3,454,351			$2,423,680

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing checking	$1,181,110	1,391	0.16	$864,054	673	0.10
Money market	280,836	546	0.26	122,038	111	0.12
Savings	413,388	117	0.04	304,799	75	0.03
Time deposits	386,505	3,071	1.06	220,827	2,225	1.35

Total	2,261,839	5,125	0.30	1,511,718	3,084	0.27
Securities sold under agreements to repurchase	76,289	78	0.14	71,054	73	0.14
FHLB advances	272,405	3,351	1.64	254,189	2,810	1.48
Other borrowings	23,846	459	2.57	27,500	607	2.95

Total interest-bearing liabilities	2,634,379	9,013	0.46	1,864,461	6,574	0.47

Non-interest-bearing deposits	448,459			319,797
Non-interest-bearing liabilities	23,650			14,407

Total liabilities	3,106,488			2,198,665
Stockholders’ equity	347,863			225,015

Total liabilities and stockholders’ equity	$3,454,351			$2,423,680

Net interest income		$84,508			$56,141

Net interest rate spread (3)			3.42%			3.16%

Net interest margin (4)			3.51%			3.25%

Total cost of deposits (including non-interest-bearing deposits)			0.25%			0.23%

(1)	Amounts are recorded at average amortized cost
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.

SELECTED QUARTERLY FINANCIAL DATA

(in thousands, except per share amounts)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Selected Financial Condition Data:
Total assets	$4,151,017	$4,047,493	$2,588,447	$2,593,068	$2,557,898
Securities available-for-sale, at estimated fair value	2,497	12,509	30,085	29,902	30,108
Securities held-to-maturity, net	470,642	513,721	375,616	394,813	392,932
Federal Home Loan Bank of New York stock	18,289	21,128	16,645	19,978	15,970
Loans receivable, net	3,028,696	3,130,046	1,996,993	1,970,703	1,938,972
Loans held-for-sale	21,679	5,310	3,386	2,697	2,306
Deposits	3,324,681	3,206,262	1,971,360	1,916,678	1,967,771
Federal Home Loan Bank advances	251,146	312,603	251,917	324,385	233,006
Securities sold under agreements to repurchase and other borrowings	125,477	90,173	106,413	98,372	105,493
Stockholders’ equity	417,244	409,258	241,076	238,446	234,688

	For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Selected Operating Data:
Interest income	$37,307	$33,141	$23,073	$23,149	$21,970
Interest expense	3,372	3,127	2,514	2,461	2,395

Net interest income	33,935	30,014	20,559	20,688	19,575
Provision for loan losses	888	662	563	300	300

Net interest income after provision for loan losses	33,047	29,352	19,996	20,388	19,275
Other income	5,896	4,883	3,376	4,118	4,152
Operating expenses	23,715	21,457	15,314	15,885	15,117
Merger related expenses	1,311	7,189	1,402	614	1,030

Income before provision for income taxes	13,917	5,589	6,656	8,007	7,280
Provision for income taxes	4,789	1,928	2,451	2,777	2,582

Net income	$9,128	$3,661	$4,205	$5,230	$4,698

Diluted earnings per share	$0.35	$0.16	$0.25	$0.31	$0.28

Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,637	$1,267	$164	$177	$140

	At or For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Selected Financial Ratios and Other Data(1):

Performance Ratios (Annualized):
Return on average assets (2)	0.88%	0.40%	0.65%	0.80%	0.74%
Return on average stockholders’ equity (2)	8.77	3.79	7.05	8.77	7.96
Return on average tangible stockholders’ equity (2) (3)	10.58	4.32	7.59	8.86	8.02
Stockholders’ equity to total assets	10.05	10.11	9.31	9.19	9.18
Tangible stockholders’ equity to tangible assets (3)	8.50	8.51	9.23	9.12	9.10
Net interest rate spread	3.49	3.47	3.25	3.25	3.13
Net interest margin	3.56	3.57	3.34	3.35	3.24
Operating expenses to average assets (2)	2.43	3.16	2.58	2.53	2.54
Efficiency ratio (2) (4)	62.83	82.09	69.84	66.51	68.05

	For the Nine Months Ended September 30,
	2016	2015
Performance Ratios (Annualized):
Return on average assets (2)	0.66%	0.83%
Return on average stockholders’ equity (2)	6.52	8.97
Return on average tangible stockholders’ equity (2) (3)	7.39	8.99
Net interest rate spread	3.42	3.16
Net interest margin	3.51	3.25
Operating expenses to average assets (2)	2.72	2.45
Efficiency ratio (2) (4)	71.34	64.69

(continued)

	At or For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Wealth Management:
Assets under administration	$221,612	$221,277	$203,723	$229,039	$205,087

Per Share Data:
Cash dividends per common share	$0.13	$0.13	$0.13	$0.13	$0.13
Stockholders’ equity per common share at end of period	16.14	15.89	13.89	13.79	13.58
Tangible stockholders’ equity per common share at end of period (3)	13.42	13.14	13.75	13.67	13.46

Number of full-service customer facilities:	50	50	28	27	27

Quarterly Average Balances
Total securities	$533,809	$571,463	$445,696	$456,486	$468,707
Loans, receivable, net	3,085,691	2,772,518	1,981,101	1,960,099	1,875,458
Total interest-earning assets	3,787,545	3,384,548	2,475,298	2,457,812	2,399,212
Total assets	4,103,835	3,647,102	2,605,017	2,587,109	2,521,481
Interest-bearing transaction deposits	2,300,589	1,899,266	1,372,357	1,371,415	1,319,106
Time deposits	477,496	417,301	263,722	256,378	244,325
Total borrowed funds	358,960	386,578	372,240	357,171	355,639
Total interest-bearing liabilities	3,137,045	2,703,145	2,008,319	1,984,964	1,919,070
Non-interest bearing deposits	521,088	529,230	343,371	349,473	354,411
Stockholder’s equity	414,166	388,694	239,999	236,498	234,173
Total deposits	3,299,173	2,845,797	1,979,450	1,977,266	1,917,842

Quarterly Yields
Total securities	1.91%	1.82%	1.81%	1.73%	1.67%
Loans, receivable, net	4.46	4.43	4.27	4.28	4.23
Total interest-earning assets	3.92	3.94	3.75	3.74	3.63
Interest-bearing transaction deposits	0.16	0.15	0.12	0.11	0.12
Time deposits	0.96	1.01	1.33	1.29	1.26
Borrowed funds	1.43	1.41	1.34	1.38	1.38
Total interest-bearing liabilities	0.43	0.47	0.50	0.49	0.50
Net interest spread	3.49	3.47	3.25	3.25	3.13
Net interest margin	3.56	3.57	3.34	3.34	3.24
Total deposits	0.25	0.25	0.26	0.24	0.24

(1)	With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)	Performance ratios for each period include merger related expenses. Refer to Other Items – Non-GAAP Reconciliation for impact of merger related expenses.
(3)	Tangible stockholders’ equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.
(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.

OTHER ITEMS

(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the three months ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Core earnings:
Net income	$9,128	$3,661	$4,205	$5,230	$4,698
Add: Merger related expenses	1,311	7,189	1,402	614	1,030
Loss on sale of investment securities available for sale	—	12	—	—	—
Federal Home Loan Bank prepayment fee	—	136	—	—	—
Less: Income tax benefit on items	(172)	(2,311)	(171)	(173)	(316)

Core earnings	$10,267	$8,687	$5,436	$5,671	$5,412

Core diluted earnings per share	$0.40	$0.38	$0.32	$0.33	$0.32

Core ratios:
Return on average assets	1.00%	0.96%	0.84%	0.87%	0.85%

Return on average tangible stockholder’s equity	11.90	10.26	9.19	9.60	9.24

COMPUTATION OF TOTAL TANGIBLE EQUITY TO TOTAL TANGIBLE ASSETS

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Total stockholders’ equity	$417,244	$409,258	$241,076	$238,446	$234,688
Less:
Goodwill	66,537	67,102	2,081	1,822	1,845
Core deposit intangible	3,722	3,903	310	256	269

Tangible stockholders’ equity	$346,985	$338,253	$238,685	$236,368	$232,574

Total Assets	$4,151,017	$4,047,493	$2,588,447	$2,593,068	$2,557,898
Less:
Goodwill	66,537	67,102	2,081	1,822	1,845
Core deposit intangible	3,722	3,903	310	256	269

Tangible assets	$4,080,758	$3,976,488	$2,586,056	$2,590,990	$2,555,784

Tangible stockholders’ equity to tangible assets	8.50%	8.51%	9.23%	9.12%	9.10%

ACQUISITION DATE – FAIR VALUE BALANCE SHEET

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Cape, net of the total consideration paid (in thousands):

	At May 2, 2016
	Cape Book Value	Purchase Accounting Adjustments		Estimated Fair Value
Total Purchase Price:				$196,403

Assets acquired:
Cash and cash equivalents	$30,025	$—		$30,025
Securities and Federal Home Loan Bank Stock	218,577	361		218,938
Loans:	1,169,568	—		1,169,568
Specific credit fair value on credit impaired loans	—	(4,925)		(4,925)
General credit fair value	—	(20,533)		(20,533)
Interest rate fair value	—	1,888		1,888
Reverse allowance for loan losses	—	9,931		9,931
Reverse net deferred fees, premiums and discounts	—	1,824		1,824
Premises and equipment	27,972	(6,249)		21,723
Other real estate owned	2,343	(347)		1,996
Deferred tax asset	9,407	12,257		21,664
Other assets	61,793	—		61,793
Core deposit intangible	831	2,887		3,718

Total assets acquired	1,520,516	(2,906)		1,517,610

Liabilities assumed:
Deposits	(1,247,688)	(679)		(1,248,367)
Borrowings	(123,587)	(879)		(124,466)
Other liabilities	(7,611)	(5,224	) (a)	(12,835)

Total liabilities assumed	(1,378,886)	(6,782)		(1,385,668)

Net assets acquired	141,630	(9,688)		131,942

Goodwill recorded in the merger				$64,461

(a)	Represents accrued liability related to the Pension Plan.